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April 8, 2010

Lihua International, Inc.
Houxiang Five-Star Industry District
Danyang City, Jiangsu Province, PRC 212312

Re: Lihua International, Inc.

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Lihua International, Inc., a Delaware corporation (the “Company”) with respect to the Registration Statement on Form S-3 (File No. 333-164269), as amended and supplemented (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”)  by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company in an underwritten public offering of shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) of up to (including over-allotments) 4,285,715 shares of Common Stock (the “Shares”). The offering of the Shares will be pursuant to the prospectus contained in the Registration Statement, as supplemented by a prospectus supplement (collectively, the “Prospectus”) and an underwriting agreement dated as of the date hereof between the Company and Rodman & Renshaw, LLC, as representative of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued, sold and delivered against payment therefor in accordance with and in the manner described in the “Underwriting” Section of the Prospectus Supplement and in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the reference to our firm in the Prospectus under the caption “Legal Matters.”  In giving such consents, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission under such Section.

Very truly yours,

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April 8, 2010 Page 2

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP